Sub-Item 77I

Dreyfus Manager Funds II (the "Trust")

Dreyfus Balanced Opportunity Fund (the "Fund")

At a meeting held on September 8, 2016, the Board of Trustees of the Trust, on behalf of the Fund, approved a proposal to offer Class Y shares as a new share class of the Fund.

A description of the Fund's Class Y shares is included in the Fund's prospectus and statement of additional information filed as part of Post-Effective Amendment No. 32 to the Trust's Registration Statement ("Post-Effective Amendment No. 32"), filed with the Securities and Exchange Commission on September 29, 2016, and is incorporated by reference herein.

A revised Rule 18f-3 Plan for the Fund was filed as Exhibit (n)(i) to Post-Effective Amendment No. 32 and is incorporated by reference herein.